Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment 2 to the Registration Statement on Form S-4 of our report dated July 7, 2023 with respect to the consolidated financial statements of Bancorp 34, Inc., as of and for the years ended December 31, 2022, and 2021, and to the reference to our Firm under the caption “Experts” in the Joint Proxy Statement/Prospectus.

/s/ Plante & Moran, PLLC

Denver, Colorado

November 6 , 2023